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                                 TRIMERIS, INC.
          EXHIBIT 11.1 -- STATEMENT RE: COMPUTATION OF PER SHARE LOSS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          AND THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

                                                               YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                                         1994           1995           1996           1996           1997
                                                                                                          (UNAUDITED)
Common shares outstanding (weighted average)            1,005,000      1,033,000      1,053,000      1,032,000      1,072,000

Common Stock equivalents
  (using the treasury stock method):
  Preferred Stock (1)..............................       438,000      1,508,000      3,552,000      3,289,000      4,708,000
  Stock Options and Awards
     (weighted average) (2)........................       100,000        100,000        100,000        100,000        100,000
Total pro forma weighted average shares............     1,543,000      2,641,000      4,705,000      4,421,000      5,880,000

Net loss...........................................   ($3,943,965)   ($5,739,378)   ($6,971,408)   ($3,133,582)   ($3,477,673)
Pro forma net loss per share.......................        ($2.56)        ($2.17)        ($1.48)        ($0.71)        ($0.59)
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(1) Assumes the mandatory conversion of the Preferred Stock into shares of
    Common Stock upon the completion of the Offering.

(2) Includes all options and awards issued during the twelve-month period prior to the initial filing of the registration statement relating to the Offering, in accordance with Securities and Exchange Commission Staff
    Accounting Bulletin No. 83.